Exhibit 10.7
[Form for Director Agreement at Bank Level]
ESB BANK
AMENDED AND RESTATED DIRECTOR RETIREMENT AGREEMENT
     THIS AMENDED AND RESTATED AGREEMENT is made and entered into this 21st day of November 2006, by and between ESB Bank (the “Bank”), a wholly-owned subsidiary of ESB Financial Corporation (the “Corporation”), located in Ellwood City, Pennsylvania, and                      (the “Director”), intending to be legally bound hereby.
     INTRODUCTION
     The Bank and the Director previously entered into a certain Director Retirement Agreement dated as of                     , 200___(the “Prior Agreement”). This Agreement amends and restates the Prior Agreement in its entirety as hereinafter set forth in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the guidance issued to date by the Internal Revenue Service (the “IRS”) and the proposed regulations issued by the IRS in the fall of 2005. No benefits payable under this Agreement shall be deemed to be grandfathered for purposes of Section 409A of the Code.
     This Agreement shall at all times be characterized as a “top hat” plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and any regulations relating thereto (“ERISA”). The
     Agreement has been and shall continue to be operated in compliance with Section 409A of the Code. The Agreement is an unfunded plan for tax purposes. The provisions of the Agreement shall be construed to effectuate such intentions.
AGREEMENT
     The Director and the Bank agree as follows:
Article 1
Definitions
     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:
     1.1 “Base Board Fees” means the regular monthly Bank board fees and does not include committee fees, advisory board fees, director emeritus fees, liaison fees or other income that might be received by the Director.

     1.15 “Change in Control” means a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.
     1.16 “Code” means the Internal Revenue Code of 1986, as amended.
     1.17 “Deferred Retirement” means the Director has met the eligibility requirements described in Article 2 and has a Separation from Service after his Normal Retirement Age for any reason other than following a Change in Control.
     1.18 “Deferred Retirement Date” means the first day of the month coincident with or next following the date of the Director’s Separation from Service subsequent to the Director’s Normal Retirement Age.
     1.19 “Early Termination” means the Director has met the eligibility requirements described in Article 2 but has a Separation from Service before Normal Retirement Age for any reason other than following a Change in Control.
     1.20 “Early Termination Date” means the month, day and year in which Early Termination occurs.
     1.21 “Effective Date” means February 11, 2005.
     1.22 “Normal Retirement Age” means the Director’s 75th birthday.
     1.23 “Plan Year” means the calendar year. In the year of inception, the Plan Year commences on the Effective Date of this Agreement and ends on December 31st of the same year.
     1.24 “Separation from Service” means a separation from service within the meaning of Section 409A of the Code and the regulations thereunder for any reason other than death, provided that a bona fide leave of absence which is approved by the Board of Directors of the Bank shall not constitute a separation from service. In addition, if the Director becomes a director emeritus, he will not have a separation from service until his service as a director emeritus ceases. For purposes of this Agreement, if there is a dispute over the service status of the Director or the date of the Director’s Separation from Service, the Bank shall have the sole and absolute right to decide the dispute.
     1.25 “Specified Employee” means a key employee within the meaning of Section 409A of the Code and the regulations thereunder.
     1.26 “Termination for Cause” has the meaning set forth in Section 6.2.
     1.27 “Years of Service” means the total number of continuous years of service as a Director of the Bank, inclusive of any approved leaves of absences and service as a member of the Board of Directors of any bank acquired by the Bank or the Corporation, including all years of service accrued prior to the Effective Date. In the event the Director also becomes a director of the Corporation, a year of service of both the Bank and the Corporation concurrently shall only count as one year of service; and provided further, that any service as a director emeritus or as an advisory director shall be excluded in determining Years of Service.
Article 2
Eligibility to Participate
     To be entitled to any benefit under this Agreement, the Director must have a minimum of 5 Years of Service as a director of the Bank (as opposed to service as a director of any bank acquired by the Bank or the Corporation) and a minimum of 10 total Years of Service.
Article 3
Retirement Benefits
     3.1 Annual Normal Retirement Benefit. If the Director satisfies the requirements of Article 2 and remains in continuous service as a member of the Board of Directors of the Bank from the Effective Date of this Agreement until Normal Retirement Age, the Bank shall pay to the Director the benefit described in this Section 3.1 in lieu of any other benefit under this Agreement.
     3.1.3 Amount of Benefit. The Annual Normal Retirement Benefit under this Section 3.1 will be determined using the following formula:
     The Director’s Base Board Fees earned during the last full calendar year prior to his retirement date (or, if earlier, the last full calendar year prior to becoming a director emeritus), multiplied by a ratio ranging from 25% to 50% based on the Director’s total Years of Service as follows:

Years of Service	Retirement Percentage
10	25.0%
11	27.5%
12	30.0%
13	32.5%
14	35.0%
15	37.5%
16	40.0%
17	42.5%
18	45.0%
19	47.5%
20 or more	50.0%

     3.1.4 Payment of Benefit. The Bank shall pay the annual benefit to the Director each year for five years, with the annual benefits to be paid in equal monthly installments on the first day of each month commencing with the month following the Director’s Separation from Service and continuing for the 59 months that follow, subject to Section 3.5 hereof.
     3.2 Early Termination Benefit. Upon Early Termination, the Bank shall pay to the Director the benefit described in this Section 3.2 in lieu of any other benefit under this Agreement.
     3.2.3 Amount of Benefit. The benefit under this Section 3.2 is the Early Termination Annual Benefit set forth in Schedule A for the Plan Year ended immediately prior to the Early Termination Date.
     3.2.4 Payment of Benefit. The Bank shall pay the benefit to the Director (or his beneficiary if Separation from Service was due to death) in a lump sum payment within 60 days of the Director’s Early Termination Date, subject to Section 3.5 hereof.
     3.3 Deferred Retirement Benefit. If the Director satisfies the requirements of Article 2 and remains in continuous service as a member of the Board of Directors of the Bank from the Effective Date of this Agreement until his Deferred Retirement Date, the Bank shall pay to the Director the benefit described in this Section 3.3 in lieu of any other benefit under this Agreement.
     3.3.1 Amount of Benefit. The Deferred Retirement Benefit under this Section 3.3 will be determined using the same formula as set forth in Section 3.1.1 above.
     3.3.2 Payment of Benefit. The Bank shall pay the annual benefit to the Director each year for five years, with the annual benefits to be paid in equal monthly installments on the first day of each month commencing with the month following the Director’s Separation from Service and continuing for the 59 months that follow, subject to Section 3.5 hereof.
     3.4 Change in Control Annual Benefit. If the Director satisfies the requirements of Article 2 and is in the active service of the Bank at the time of a Change in Control, and does not resign his service with the Bank prior to the consummation of the transaction which constitutes the Change in Control, the Bank shall pay to the Director the benefit described in this Section 3.4 in lieu of any other benefit under this Agreement.
     3.4.3 Amount of Benefit. The annual benefit under this Section 3.4 is the Director’s Base Board Fees earned during the last full calendar year prior to consummation of the Change in Control (or, if earlier, the last full calendar year prior to becoming a director emeritus) multiplied by 50%.
     3.4.4 Payment of Benefit. The Bank shall pay the annual benefit to the Director each year for five years, with the annual benefits to be paid in equal monthly installments commencing on the first day of the month following consummation of the Change in Control and continuing for the 59 months that follow.
     3.5 Six-Month Delay. If the Director is a Specified Employee upon reaching Normal Retirement Age, then the monthly payments specified in Section 3.1.2 above shall not commence until the first day of the month following the lapse of six months after reaching Normal Retirement Age, and shall then continue for the 59 months that follow. If the Director is a Specified Employee upon Early Termination, then the lump sum payment specified in Section 3.2.2 above shall be delayed until the first day of the month following the lapse of six months after the Early Termination Date. If the Director is a Specified Employee upon Deferred Retirement, then the monthly payments specified in Section 3.3.2 above shall not commence until the first day of the month following the lapse of six months after the Deferred Retirement Date, and shall then continue for the 59 months that follow.
Article 4
Death Benefits
     4.3 Death During Benefit Period. If the Director dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Bank shall pay the remaining benefits to the Director’s beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.
     4.4 Death Before Benefit Payments Commence. If the Director is entitled to benefit payments under this Agreement, but dies prior to the commencement of said benefit payments, the Bank shall pay the benefit payments to the Director’s beneficiary that the Director was entitled to prior to death, except that the benefit payments shall commence on the first day of the month following the date of the Director’s death.
Article 5
Beneficiaries
     5.1 Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Bank. The Director may revoke or modify the designation at any time by filing a new designation. However, designations and revocations or modifications of designations shall only be effective if they are filed with the Bank as a written document, signed by the Director and accepted by the Bank during the Director’s lifetime. The Director’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director, or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director’s estate.
     5.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Bank may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.
Article 6
General Limitations
     6.3 Excess Parachute or Golden Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement to the extent the benefit would be a parachute payment under Section 280G of the Code or would be a prohibited golden parachute payment pursuant to 12 C.F.R. §359.2 and for which the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.F.R. §359.4.
     6.4 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Bank terminates the Director’s service for:
     6.4.1 Gross negligence or gross neglect of duties;
     6.4.2 Commission of a felony or of a gross misdemeanor involving moral turpitude; or
     6.4.3 Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank or Corporation policy committed in connection with the Director’s service and resulting in an adverse effect on the Bank or the Corporation.
     6.3 Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.
Article 7
Claims and Review Procedures
     7.2 Claims Procedure. A Director or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:
     7.2.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.
     7.2.2 Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.
     7.2.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
     7.2.3.1 The specific reasons for the denial,
     7.2.3.2 A reference to the specific provisions of the Agreement on which the denial is based,
     7.2.3.3 A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
     7.2.3.4 An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and
     7.2.3.5 A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
     7.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:
     7.2.1 Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.
     7.2.2 Additional Submissions – Information Access. The claimant shall have the opportunity to submit written comments, documents, records and other information relating to the claim as part of the claimant’s written request for review. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.
     7.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
     7.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.
     7.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. If the Bank denies part or all of the claim, the notification shall set forth:
     7.2.5.1 The specific reasons for the denial,
     7.2.5.2 A reference to the specific provisions of the Agreement on which the denial is based,
     7.2.5.3 A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits,
     7.2.5.4 A statement of the claimant’s right to bring a civil action under ERISA Section 502(a), and
     7.2.5.5 If an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the claimant upon request.
Article 8
Amendment and Termination
     8.1 Amendment or Termination of Agreement.
          8.1.1 General. This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Director, except as provided in Article 6 and except as provided below. A termination of this Agreement will not be a distributable event, except in the two circumstances set forth in Section 8.1.2 below. Notwithstanding anything in the Agreement to the contrary, the Bank may amend in good faith any terms of the Agreement, including retroactively to the extent permitted by law, in order to comply with Section 409A of the Code.
          8.1.2 Termination. Under no circumstances may the Agreement permit the acceleration of the time or form of any payment under the Agreement prior to the payment events specified herein, except as provided in this Section 8.1.2. The Bank may, in its discretion, elect to terminate the Agreement in either of the following two circumstances set forth below and accelerate the payment of the entire unpaid balance of the Director’s vested benefits as of the date of such payment in accordance with Section 409A of the Code:
(iii)	the Agreement is terminated and (1) all arrangements sponsored by the Bank or the Corporation that would be aggregated with the Agreement under Treasury

Regulation §1.409A-1(c) if the Director participated in all of the arrangements are terminated, (2) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements; (3) all payments are made within 24 months of the termination of the arrangements; and (4) neither the Bank nor the Corporation adopts a new arrangement that would be aggregated with the Agreement under Treasury Regulation §1.409A-1(c) if the Director participated in both arrangements, at any time within five years following the date of termination of the Agreement, or
(ii)	the Agreement is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by the Director under the Agreement are included in the Director’s gross income in the later of (1) the calendar year in which the termination of the Agreement occurs, or (2) the first calendar year in which the payment is administratively practicable.
Article 9
Miscellaneous
     9.11 Binding Effect. This Agreement shall bind the Director and the Bank, and their successors, beneficiaries, survivors, executors, administrators and transferees.
     9.12 No Guarantee of Service. This Agreement is not a service policy or contract. It does not give the Director the right to remain a member of the Board of Directors of the Bank, nor does it interfere with the Bank’s right to terminate the Director’s service. It also does not require the Director to remain a Board member nor interfere with the Director’s right to terminate service at any time.
     9.13 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.
     9.14 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.
     9.15 Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.
     9.16 Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement.

     9.17 Unfunded Arrangement. The Director and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director’s life is a general asset of the Bank to which the Director and beneficiary have no preferred or secured claim.
     9.18 Changes in Statutes or Regulations. If any statutory or regulation provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.
     9.19 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.
     9.20 Administration. The Bank shall have all powers which are necessary to administer this Agreement, including but not limited to:
     9.10.5 Interpreting the provisions of the Agreement;
     9.10.6 Establishing and revising the method of accounting for the Agreement;
     9.10.7 Maintaining a record of benefit payments; and
     9.10.8 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

     IN WITNESS WHEREOF, the Director and a duly authorized officer of ESB Bank have signed this Agreement.

DIRECTOR:	BANK: ESB Bank

By

Title

BENEFICIARY DESIGNATION
ESB BANK
AMENDED AND RESTATED DIRECTOR RETIREMENT AGREEMENT

I designate the following as beneficiary of any death benefits under the ESB Bank Amended and Restated Director Retirement Agreement:

Primary:

Contingent:

Note: To name a trust as beneficiary, please provide the name of the Trustee(s) and the exact name and date of the trust agreement.
I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me or, if I have named my spouse as beneficiary, in the event of the dissolution of our marriage.

Signature

Date

Accepted by the Bank this                      day of                                         , 200_.

By

Title